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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 15, 2007, relating to the financial statements and financial statement schedule of WellCare Health Plans, Inc. and subsidiaries (“WellCare”), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of WellCare for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Certified Public Accountants
Tampa, Florida
February 16, 2007